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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT made on this 16th day of September, 1996, by and between GEORGE GORMAN, a resident of Springfield, Pennsylvania (hereinafter "Executive"), and U.S. Vision, Inc., a company organized under the laws of the Commonwealth of Pennsylvania with headquarters in Glendora, New Jersey (hereinafter "Company").

         IN CONSIDERATION of the covenants set forth herein and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. EMPLOYMENT. The Company employs the Executive and the Executive accepts such employment by the Company upon the terms and conditions hereinafter set forth for a three (3) year term commencing on September 16, 1996, unless otherwise terminated in accordance with Section 6 hereof.

         2. POSITION AND RESPONSIBILITIES. During the term of employment, the Executive shall serve as the Company's Executive Vice President of Retail or such other executive level office as may be assigned by the Board of Directors of the Company. He shall perform such executive and administrative duties and functions consistent with the position of Executive Vice President of Retail as he may be called upon to perform by the Board of Directors of the Company in any of the Company's subsidiaries and/or affiliates. The Executive shall devote substantially all of this time to his duties hereunder and he shall exert his best efforts in the performance of his duties as to promote the profit, benefit and advantage of the business of the Company. During the term of this Agreement, the Company shall not cause Executive to relocate his residence without his consent.

         3. COMPENSATION. For all the services rendered by the Executive under this Agreement, the Company shall compensate Executive as follows:

                  a. Monthly Base Salary. Beginning on the commencement of employment hereunder, the Company shall pay to the Executive a Monthly Base Salary of $13,333.33 in arrears until increased in accordance with the provisions of this Section or until this Agreement is terminated in accordance with the provisions of Section 6 hereof. During the term of this Agreement, Executive shall receive an annual performance review and evaluation. At any time during this Agreement or any extension thereof, the Board of Directors may increase Executive's Monthly Base Salary in accordance with the position and responsibilities of the Executive and Executive's performance, but the Executive's Monthly Base Salary may only be decreased during the term of this Agreement and any extension thereof with the prior written consent of the Executive. The Company is authorized to deduct from the actual compensation of the Executive such sums as are required by law to be deducted or withheld.

                  b. Bonuses. In addition to the Monthly Base Salary, the Executive shall be eligible to participate in Company established bonus incentive plans, pursuant to which management of the Company, which shall include the Executive, are eligible to receive bonuses based upon the Company reaching sales and/or profit benchmarks or other objectives established by the Board of Directors. Executive's bonus during the first year of his employment will be pro-rated for the period of the fiscal year during which Executive was employed with the Company. The dates on which any such bonus shall be paid and the amounts of such bonus, if any, shall be determined by the Board of Directors of the Company.

                  c. Vacation. The Executive shall also be entitled to a vacation of four (4) weeks per year during which his compensation shall be paid in full.

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                  d. Employee Benefit Plans. The Executive shall be entitled to participate in any pension, profit-sharing, stock option, medical, dental or vision benefit plan, disability program, insurance or any other benefit plan which is or may be established by the Company for the benefit of its employees or any group of them.

                  e. Company Car. The Company shall provide the Executive with a late model automobile at the inception of this Agreement. The automobile shall be selected by the Executive in consideration of his position and the type of automobiles provided other Executive Vice President employees of the Company. The Company agrees to reimburse the Executive for the costs of gasoline and all related automobile maintenance and operation expenses.

                  f Expenses. The Company agrees to reimburse or pay on the Executive's behalf any and all travel, entertainment and business expenses incurred by the Executive which are reasonable and necessary to the Executive's performance of his duties as permitted by the Company's policies.

                  g. Stock Options. Upon the execution of this Agreement, the Company shall grant to Executive incentive stock options to purchase 245 shares of the Company's common stock, par value $10.00 per share (the "Common Stock") for ten (10) years at $500 per share, vesting over the three (3) year term of this Agreement, as provided in the Stock Option Agreement of even date herewith by and between the Executive and the Company. Executive will be considered with other members of management for options to acquire the same number of Common Stock options referred to above on or before the date on which the Company commences an initial public offering of Common Stock; provided, however, the grant of all or a portion of such options shall be in the sole discretion of the Company's Board of Directors. As of the date of this Agreement, there are currently 13,786 shares of Common Stock outstanding and outstanding warrants and options to acquire 24,733 and 10,542 shares of Common Stock, respectively.

         4. CONFIDENTIAL INFORMATION The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its businesses so long as such information is not otherwise publicly disclosed by a person entitled to make such disclosure.

         5. POST EMPLOYMENT RESTRICTIONS. For a period of one (1) year following the termination (for any reason whatsoever) of Executive's employment with the Company, the Executive shall not in any manner, directly or indirectly, contact, communicate or discuss with (i) any Licensor (as defined below) concerning establishing any business relationship with such Licensor which may be related, directly or indirectly, to the retail optical industry or (ii) any Employee (as defined below) the hiring or engaging of such Employee through any employer that employs or is employed by, directly or indirectly, Executive. For the purposes of this paragraph the term "Licensor" shall mean any enterprise which leases or licenses the Company to sell optical goods in space controlled by such Licensor (such as JC Penney, Sears, and other host department stores of the Company) during the 1 year period prior to the termination of Executive's employment with the Company. For the purposes of this paragraph the term "Employee" shall mean any person employed by the Company or its affiliates during the 60 day period prior to the date on which such a determination is made.

         6.       TERMINATION.

                  a. Death. In the event of the Executive's death during the term of this Agreement, or any extension thereto, this Agreement shall terminate immediately.

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                  b. Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six (6) months and the Executive shall not have returned to the full performance of his duties within sixty (60) days after written notice of termination under this Section, the Company may terminate this Agreement for Disability.

                  c. Cause. The Company may terminate the Executive's employment for Cause as defined below. For the purposes of this Agreement only, the Company shall have "Cause" to terminate the Executive's employment hereunder only on the basis of: (i) fraud, misappropriation or embezzlement; (ii) after the final, non-appealable conviction by a court of competent jurisdiction of the Executive of a felony; or (iii) after repeated and material breaches of this Agreement after written notice from the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board of Directors at a meeting of the Board of Directors called and held for the purpose of terminating the Executive (after reasonable notice to the Executive including the specific grounds for termination and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board of Directors) and after a finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct set forth in the second sentence of this Section 6(c).

                  d. Notice of Termination. Any termination by the Company pursuant to Section 6(b) or 6(c) shall be given by a written notice of termination which, with respect to the termination of Executive under Section 6(b) or 6(c), shall set forth in reasonable detail the facts and circumstances claimed to be a basis for termination of the Executive's employment. No such purported termination by the Company shall be effective without such a written notice as provided in this Section 6(e).

                  e. Date of Termination. For the purposes of this Agreement, the "Date of Termination" shall mean the day the Executive receives a Notice of Termination required in Section 6(d) above from the Company or the date the Company receives a Notice of Termination from the Executive of Executive's resignation of this employment with the Company.

                  f. Severance, Compensation Upon Termination; Release. The Company shall have the right to terminate the Executive's employment at any time Without Cause and, if the Executive's employment with the Company is terminated by the Company for any reason other than as a result of: (i) the Executive's death, (ii) the Executive's disability, (iii) Cause as defined in Section 6(c) above, or (iv) the Executive's resignation, the Company will be obligated to pay to the Executive, as severance, the Executive's Monthly Base Salary on the Date of Termination for twelve (12) months thereafter, if and only if Executive requests such severance in writing within forty-five (45) days of the Termination Date and releases the Company from liability as provided below. The monthly severance payments, if payable, shall be due and payable (bi-weekly if that is the manner in which Executive was paid during his employment) on or before the day of the month on which the Company paid the Monthly Base Salary to Executive. In order to be entitled to the severance payments pursuant to this
Section 6(g), Executive must release the Company and

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the owners, shareholders, employees, officers, directors and agents of all of them from all claims and demands based on Executive's employment with the Company or the termination thereof, including any claims: (i) for wrongful discharge; (ii) arising under common law; (iii) arising under the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment; (iv)for any bonus; (v) for shares of stock of the Company; (vi) for options to purchase shares of stock of the Company (except as provided herein);
(vii) under any severance plan or policy of the Company; (viii) based upon any contract, whether oral or written and (ix) based upon any tort. Executive agrees to execute such other documents as Company may reasonably request to evidence the release by Executive of the foregoing claims in exchange for the severance payments described above. In the event Executive elects not to execute such other document(s) as may be reasonably requested by Company, Company may place an endorsement on the back of the first severance check to Executive which contains a reference to this release provision. Upon Executive's endorsement or negotiation of that check, Executive shall be deemed to have released the Company from all claims and demands based on Executive's employment with the Company or the termination thereof.

                  g. Other Remedies. Neither the grant nor the exercise of a right of termination hereunder shall preclude any other legal relief or remedy available to any party, and nothing contained in this Section 6 shall relieve the Company of the duty to pay the Executive compensation for services performed prior to the Date of Termination of the Executive's employment with the Company.

         7. NO OBLIGATION TO MITIGATE DAMAGES. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

         8. NOTICES. Any notice or other communication pursuant to this Agreement shall be in writing and shall be deemed to have been given or made when personally delivered or when mailed by registered or certified mail, postage prepaid, to the other party.

         9. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the parties, their successors, assigns or personal representatives. Since the duties of the Executive hereunder are special, personal and unique in nature, the Executive may not transfer, sell or otherwise assign his obligations under this Agreement.

         10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and there are no other representations, warranties, covenants or obligations except as set forth herein. This Agreement may be amended only in writing executed by the parties.

         11. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal.

EXECUTIVE:                                     U.S. VISION, INC.



/s/                                        By:  /s/
-----------------------------              -------------------------------------
George Gorman

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